UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     May 17, 2001

Lithia Motors, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Oregon	0-21789	93-0572810
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

360 E. Jackson Street, Medford, Oregon	97501
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code     541-776-6868

(Former name or former address, if changed since last report)     Not applicable

Item 5.    Other Events

          The annual meeting of the shareholders of the registrant was held on May 17, 2001. At that meeting, the shareholders, in each case as described in the registrant’s proxy statement dated May 17, 2001:

(a)	re-elected each of the directors of the registrant without any opposition,
(b)	approved the 2001 Stock Option Plan with 43,486,237 votes being cast in favor, 899,478 votes cast against, and 5,739,342 votes abstaining or broker-non-votes; and
(c)	approved an amendment to the 1998 Employee Stock Purchase Plan to modify certain eligibility requirements with 45,257,795 votes being cast in favor, 417,107 votes cast against, and 4,450,155 votes abstaining or broker-non-votes.

In addition, a motion was made from the floor at the annual meeting seeking shareholder approval of the May 1999 purchases of certain dealerships from W. Douglas Moreland and other persons and the issuance in connection with those transactions of up to 2,500,000 shares of the registrant’s Class A Common Stock, including 1,576,461 shares already issued and up to 923,539 shares upon any conversion of the outstanding shares of Series M Preferred Stock that were issued in those transactions. This motion was seconded and was approved with 40,870,501 votes cash in favor, no votes cast against and 9,254,556 votes abstaining or broker non-votes.

          On June 4, 2001, the registrant sent a Notice of Conversion to the holders of shares of its Series M 2002 Preferred Stock notifying them of the conversion of 5,183 shares of Series M 2002 Preferred Stock (with an aggregate redemption price of $5,183,000) into an aggregate of 265,247 shares of Class A Common Stock. The conversion was effective as of June 4, 2001. Following this conversion 5,177 shares of Series M 2002 Preferred Stock remained outstanding and 4,499 shares of Series M 2003 Preferred Stock remained outstanding.

Item 7.    Financial Statements and Exhibits

(a)	Financial statements of business acquired. Not applicable.
(b)	Pro forma financial information. Not applicable.
(c)	Exhibits. Not applicable.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIA MOTORS, INC. (Registrant)
Date: June 7, 2001	By: /s/ Jeffrey B. DeBoer
Jeffrey B. DeBoer, Chief Financial Officer